Exhibit 99.2

Investor Relations Contact:
Raphael Gross/ Don Duffy
203.682.8200

Kona Grill Announces Closing of Private Placement of Common Stock

SCOTTSDALE—(BUSINESS WIRE)—November 6, 2007—Kona Grill, Inc. (Nasdaq: KONA), an American grill and sushi bar, today announced that it has sold 650,000 shares of common stock at a purchase price of $16.25 per share in a private placement to accredited institutional buyers without registration under the Securities Act of 1933. The Company intends to use the net proceeds from the placement to fund new restaurant development and for general corporate purposes. Cowen and Company, LLC acted as the placement agent for the transaction.

The announcement of the sale of common stock as detailed in this press release shall constitute neither an offer to sell nor a solicitation of an offer to buy the common stock. The shares of common stock sold to the investors have not been registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws.

About Kona Grill
Kona Grill owns and operates restaurants in Scottsdale and Chandler, AZ; Stamford, CT; Denver, CO; Naples, FL; Lincolnshire and Oak Brook, IL; Carmel, IN; Troy, MI; Kansas City, MO; Omaha, NE; Las Vegas, NV; Austin, Dallas, Houston, San Antonio, and Sugar Land (Houston), TX. Kona Grill restaurants offer freshly prepared food, personalized service, and a warm, contemporary ambiance that creates an exceptional, yet affordable, dining experience. Kona Grill restaurants serve a diverse selection of mainstream American dishes as well as a variety of appetizers and entrees with an international influence. Each restaurant also features an extensive sushi menu and sushi bar.